SUN COMMUNITIES, INC.
ARTICLES SUPPLEMENTARY
3,450,000 SHARES
7.125% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK
SUN COMMUNITIES, INC. (the “Company”), a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:
FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board of Directors”) by Article V of the Amended and Restated Articles Incorporation of the Company filed with the Department on November 8, 1993, as amended or supplemented (the “Charter”) and Section 2-105 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors and a duly-authorized committee thereof in accordance with Section 2-411(b) of the MGCL, by resolutions duly adopted, has re-classified 3,450,000 shares of the authorized but unissued preferred stock of the Company, par value $0.01 per share (“Preferred Stock”), as a separate series of Preferred Stock, authorized the issuance of a maximum of 3,450,000 shares of such series of Preferred Stock, set certain of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of such series of Preferred Stock and determined the number of shares of such series of Preferred Stock (not in excess of the aforesaid maximum number) to be issued and the consideration and other terms and conditions upon which such shares of such series of Preferred Stock are to be issued.
SECOND: The Board of Directors and a committee thereof in accordance with Section 2-411(b) of the MGCL has adopted resolutions designating the aforesaid series of Preferred Stock as the “7.125% Series A Cumulative Redeemable Preferred Stock,” and fixing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of such 7.125% Series A Cumulative Redeemable Preferred Stock. The Company shall reserve 4,114,125 shares of its common stock, $0.01 par value per share (“Common Stock”) for possible issuance upon redemption or conversion of the Series A Preferred Stock.
Capitalized terms used in these Articles Supplementary which are defined in the Charter and not otherwise defined herein are used herein as so defined in the Charter. Certain additional capitalized terms used in these Articles Supplementary are used as defined in ARTICLE THIRD, Section 14 below, which definitions shall apply only to the 7.125% Series A Cumulative Redeemable Preferred Stock and shall not affect the definition of such terms as used or as otherwise defined with respect to other series of Preferred Stock or elsewhere in the Charter.
THIRD: The series of Preferred Stock referred to in Articles FIRST and SECOND of these Articles Supplementary shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitation as to dividends and other distributions, qualifications and terms and conditions of redemption:
1.    Designation and Number. A series of Preferred Stock, designated the 7.125% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series A Preferred

Stock”), is hereby established. The number of authorized shares of Series A Preferred Stock is 3,450,000.
2.     Relative Seniority. In respect of rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Series A Preferred Stock shall rank (i) senior to the Common Stock and any other class or series of Shares of the Company, the terms of which specifically provide that such class or series ranks, as to rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, junior to the Series A Preferred Stock, (ii) on a parity with any other class or series of Shares of the Company the terms of which specifically provide that such class or series ranks, as to rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, on a parity with the Series A Preferred Stock, and (iii) junior to any class or series of Shares of the Company, the terms of which specifically provide that such class or series ranks, as to rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, senior to the Series A Preferred Stock. For the avoidance of doubt: (a) debt securities of the Company which are convertible into or exchangeable for Shares of the Company or any other debt securities of the Company do not constitute a class or series of Shares for purposes of this Section 2; (b) the Series A Preferred Stock shall rank senior to the Company’s Junior Participating Preferred Stock, $0.01 par value per share (the “Junior Preferred Stock”), in respect of rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and (c) subject to (b) above, nothing herein shall affect the operation of the Rights Agreement between the Company and Computershare Trust Company, N.A. as Rights Agent dated as of June 2, 2008 (the “Rights Agreement”), or the issuance of the Junior Preferred Stock thereunder.
3.     Distributions.
(a)    Subject to the preferential rights of the holders of any class or series of Shares of the Company ranking senior to the Series A Preferred Stock as to distributions, the holders of the then outstanding Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Company, out of any funds legally available therefor, cumulative cash distributions per share at a rate of 7.125% of the $25.00 liquidation preference per year (equivalent to $1.78125 per share per year) (the “Distribution Rate”). Such distributions shall accrue and be cumulative from and including the first date on which any shares of Series A Preferred Stock are issued (the “Original Issue Date”), and will be payable quarterly in arrears in cash on the fifteenth day of each January, April, July and October (each such day being hereinafter called a “Distribution Payment Date”); provided that, if any Distribution Payment Date is not a Business Day, then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day.
The amount of distributions payable on each Distribution Payment Date for the Series A Preferred Stock shall be computed by dividing the Distribution Rate by four. The amount of any distribution payable for any period that is shorter or longer than 90 days shall be computed on the basis of a 360-day year of twelve 30-day months. Distributions shall be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date (each, a “Distribution Record Date”), which will be the same date set for any quarterly distribution payable to holders of the Common Stock and other Preferred Stock of the Company, or on such other date designated by the Board of Directors for the payment of distributions that is not more than 30 nor less than 10 days prior to the applicable Distribution Payment Date. Each distribution period shall commence on and include the 16th day of January, April, July and October of each year and end on and include the day preceding the first day of the next succeeding distribution period (other than the initial distribution period and the distribution period during which any Series A Preferred Stock shall be redeemed or converted).
(b)    Notwithstanding any provision to the contrary contained herein, distributions on the Series A Preferred Stock shall accrue and be cumulative, whether or not (i) the Company has earnings, (ii) there are funds legally available for the payment of such distributions or (iii) such distributions have been declared or authorized.
(c)     If shares of Series A Preferred Stock are outstanding, unless full cumulative distributions on the Series A Preferred Stock for all past distribution periods and the then current distribution period have been or contemporaneously are declared and paid in cash or declared and contemporaneously a sum sufficient to pay them in full in cash is set apart for payment, no distributions (other than distributions paid in Common Stock or Shares ranking junior to the Series A Preferred Stock as to distributions and upon voluntary or involuntary liquidation, dissolution or winding up of the Company, or options, warrants or rights to subscribe for or purchase Common Stock or such junior Shares) shall be declared or paid or set apart for payment on any class or series of Shares of the Company ranking, as to distributions, on a parity with the Series A Preferred Stock for any period. When distributions are not paid in full in cash (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the Shares of any other class or series ranking on a parity as to distributions with the Series A Preferred Stock, all distributions declared or paid or set apart for payment upon the Series A Preferred Stock and any such other class or series of Shares shall in all cases bear to each other the same ratio that accumulated, accrued and unpaid distributions per share on the Series A Preferred Stock and such other class or series of Shares (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other class or series does not have a cumulative distribution) bear to each other.
(d)     If shares of Series A Preferred Stock are outstanding, unless full cumulative distributions on the Series A Preferred Stock for all past distribution periods and the then current distribution period have been or contemporaneously are declared and paid in cash or declared and contemporaneously a sum sufficient to pay them in full in cash is set apart for payment, no distributions (other than distributions paid in Common Stock or Shares ranking junior to the Series A Preferred Stock as to distributions and upon voluntary or involuntary liquidation, dissolution or winding up of the Company, or options, warrants or rights to subscribe for or purchase Common Stock or such junior Shares) shall be declared or paid or set apart for payment and no other distribution shall be declared or made upon the Common Stock or any other Shares ranking junior to the Series A Preferred Stock as to distributions or on voluntary or involuntary liquidation, dissolution or winding up of the Company, nor shall any Common Stock or any other such Shares ranking junior to or on parity with the Series A Preferred Stock as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Shares) by the Company except (i) by conversion into or exchange for Common Stock or such junior Shares, (ii) by redemption, purchase or other acquisition of Common Stock or such junior Shares made for purposes of an incentive, benefit or share purchase plan of the Company or any of its subsidiaries or Sun Communities Operating Limited Partnership or any of its subsidiaries, (iii) for redemptions, purchases or other acquisitions by the Company, whether pursuant to any provision of the Charter or otherwise, for the purpose of preserving the Company’s status as a REIT for U.S. federal income tax purposes or (iv) any distributions by the Company required for it to maintain its status as a REIT for U.S. federal income tax purposes.
(e)    No interest, or sum of money in lieu thereof, shall be payable in respect of any distribution payment or payments on Series A Preferred Stock which may be in arrears, and the holders of shares of Series A Preferred Stock are not entitled to any distributions, whether payable in cash, securities or other property, in excess of the full cumulative distributions described in this Section 3. Except as otherwise expressly provided herein, the Series A Preferred Stock shall not be entitled to participate in the earnings or assets of the Company.
(f)    Any distribution payment made on the Series A Preferred Stock shall be first credited against the earliest accrued but unpaid distribution due with respect thereto which remains payable. Any cash distributions paid in respect of Series A Preferred Stock, including any portion thereof which the Company elects to designate as “capital gain dividends” (as defined in Section 857 (or any successor provision) of the Internal Revenue Code) or as a return of capital, shall be credited to the cumulative distributions on the Series A Preferred Stock.
(g)    No distributions on the Series A Preferred Stock shall be authorized by the Board of Directors or be declared or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, directly or indirectly prohibit authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.
(h)    The Company shall remain entitled to receive and retain any interest or other earnings on any money set apart for the payment of distributions on Series A Preferred Stock and holders thereof shall have no claim to such interest or other earnings. To the extent permitted by applicable law, any funds for the payment of distributions on Series A Preferred Stock which have been set apart by the Company and which remain unclaimed by the holders of the Series A Preferred Stock entitled thereto on the first anniversary of the applicable Distribution Payment Date, or other distribution payment date, shall revert and be repaid to the general funds of the Company, and thereafter the holders of the Series A Preferred Stock entitled to the funds which have reverted or been repaid to the Company shall look only to the general funds of the Company for payment, without interest or other earnings thereon.
4.     Liquidation Rights.
(a)    Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution or payment shall be made to the holders of any Common Stock or any other Shares ranking junior to the Series A Preferred Stock as to rights to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, but subject to the preferential rights of holders of any class or series of Shares ranking senior to the Series A Preferred Stock as to rights to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock shall be entitled to receive, out of assets of the

Company legally available for distribution to stockholders, after payment of or provision for the debts and other liabilities of the Company, a liquidation preference of $25.00 per share of Series A Preferred Stock, payable in cash or property at its fair market value as determined by the Board of Directors, plus an amount equal to all distributions accrued and unpaid thereon (whether or not authorized or declared) to the date of payment.
(b)    After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Company.
(c)    In the event that upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the available assets of the Company are insufficient to pay the full amount of the liquidating distributions on all outstanding Series A Preferred Stock and the full amounts payable as liquidating distributions on all Shares of other classes or series of Shares of the Company ranking on a parity with the Series A Preferred Stock as to rights to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, then the holders of the Series A Preferred Stock and all other such classes or series of Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
(d)    For purposes of this Section 4, neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, nor the merger or consolidation of the Company into or with any other entity or the merger or consolidation of any other entity into or with the Company or a statutory share exchange by the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company.
(e)    In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of Shares or otherwise, is permitted under the MGCL, amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series A Preferred Stock will not be added to the Company’s total liabilities.
(f)    Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the payment date stated therein to each record holder of the Series A Preferred Stock at the respective address of such holders as the same shall appear on the stock transfer records of the Company.
5.     Redemption; Maturity.
(a)    The Series A Preferred Stock shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption. Except as described in Section 6 below and this Section 5, the Series A Preferred Stock shall not be redeemable prior to November 14, 2017. Notwithstanding anything to the contrary contained in these Articles Supplementary, Series A Preferred Stock owned by a stockholder in excess of the Ownership Limit or other ownership limitations set forth in Article VII of the Charter shall be subject to the provisions of Article VII of the Charter.

(b)    On or after November 14, 2017, the Company, at its option upon not fewer than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid distributions thereon to, but not including, the redemption date (except as provided below), without interest (the “Redemption Right”).
(c)     If the Company redeems fewer than all of the outstanding shares of Series A Preferred Stock, the Company shall determine the number of shares of Series A Preferred Stock to be redeemed on a pro rata basis (as nearly as practicable without creating any fractional shares), by lot or by any other equitable method the Company may choose. If such redemption is to be by lot and, as a result of such redemption, any holder of Series A Preferred Stock would become a holder of a number of shares of Series A Preferred Stock in excess of the Ownership Limit or other ownership limitations set forth in Article VII of the Charter because such holder’s shares of Series A Preferred Stock were not redeemed, or were only redeemed in part then, except as otherwise provided in the Charter, the Company shall redeem the requisite number of shares of Series A Preferred Stock of such holder such that no holder shall hold in excess of the Ownership Limit or other applicable ownership limitation set forth in Article VII of the Charter subsequent to such redemption. Holders of shares of Series A Preferred Stock to be redeemed shall surrender the certificates evidencing such shares of Series A Preferred Stock, to the extent such shares are certificated, at the place designated in such notice and shall be entitled to the redemption price and any accumulated and unpaid distributions payable upon such redemption following such surrender. If a notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been irrevocably set apart by the Company in trust for the benefit of the record holders of shares of Series A Preferred Stock so called for redemption, then from and after the redemption date, distributions shall cease to accumulate on the shares of Series A Preferred Stock designated for redemption, such shares of Series A Preferred Stock shall no longer be deemed outstanding, such shares of Series A Preferred Stock shall not thereafter be transferred (except with the Company’s consent) on the Company’s stock transfer records and all rights of the holders of such shares of Series A Preferred Stock shall terminate, except for the right to receive the redemption price plus any accumulated and unpaid distributions thereon to, but not including, the redemption date. Except as otherwise provided herein, the redemption provisions of the Series A Preferred Stock do not in any way limit the Company’s right or ability to purchase, from time to time either at a public or a private sale, Series A Preferred Stock at such price or prices as the Company may determine, subject to the provisions of applicable law.
(d)    Unless full cumulative distributions on all Series A Preferred Stock have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no shares of Series A Preferred Stock may be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed; provided, however, that the Company may redeem or purchase shares of Series A Preferred Stock in order to ensure that the Company remains qualified as a REIT for U.S. federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all Series A Preferred Stock. In addition, unless full cumulative distributions on all Series A Preferred Stock have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, the Company may not purchase or otherwise acquire directly or indirectly for any consideration, nor may any monies be paid to or be made available for a sinking fund for the redemption of, any shares of Series A Preferred Stock or any class or series of Shares of the

Company ranking, as to distributions, on a parity with the Series A Preferred Stock (except by conversion into or exchange for shares of Common Stock or Shares ranking junior to the Series A Preferred Stock as to distributions and upon voluntary or involuntary liquidation, dissolution or winding up of the Company or by redemption, purchase or acquisition of any Shares of the Company under incentive, benefit or share purchase plans of the Company or any of its subsidiaries or Sun Communities Operating Limited Partnership or any of its subsidiaries); provided, however, that the Company may purchase or acquire shares of Series A Preferred Stock for the purpose of preserving its status as a REIT for U.S. federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock.
(e)    Notice of redemption shall be mailed by the Company, postage prepaid, not fewer than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of shares of Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to a holder to whom notice was defective or not given. In addition to any information required by law, each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) to the extent such shares are certificated, the place or places where the certificates for the shares of Series A Preferred Stock selected for redemption are to be surrendered for payment; (v) procedures for surrendering uncertificated shares of Series A Preferred Stock selected for redemption for payment of the redemption price; (vi) if the Series A Preferred Stock is being redeemed pursuant to Section 6, that the Series A Preferred Stock is being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; (vii) if the Series A Preferred Stock is being redeemed pursuant to Section 6, that the holders of the shares of Series A Preferred Stock to which the notice relates shall not be able to tender such shares for conversion in connection with the Change of Control and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date (as defined below), for redemption shall be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date; and (viii) that distributions on the shares of Series A Preferred Stock to be redeemed shall cease to accumulate immediately prior to the redemption date. If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. Notwithstanding anything else to the contrary in these Articles Supplementary, the Company shall not be required to provide notice of redemption in the manner described in this paragraph to a holder of Series A Preferred Stock in the event such holder’s Series A Preferred Stock is redeemed in accordance with the terms of Article VII of the Charter in order to preserve the Company’s status as a REIT for U.S. federal income tax purposes.
(f)    Immediately prior to any redemption of the Series A Preferred Stock, the Company shall pay, in cash, any accumulated and unpaid distributions on any outstanding shares of Series A Preferred Stock up to, but not including, the redemption date, unless a redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case each holder of record of Series A Preferred Stock called for redemption at the close of business on the Distribution Record Date shall be entitled to the distribution payable on such shares of Series A Preferred Stock on the corresponding Distribution Payment Date notwithstanding the redemption of those shares before that Distribution Payment Date. Except as provided herein, the Company shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series A Preferred Stock for which a notice of redemption has been given.
(g)    To the extent that any shares of Series A Preferred Stock to be redeemed are certificated, if fewer than all the shares evidenced by any such certificate are to be redeemed, a new certificate shall be issued evidencing the unredeemed shares. In the event that any shares of Series A Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such shares shall be required.
(h)    At its election, the Company, prior to a redemption date, may irrevocably deposit the aggregate redemption price (including accumulated and unpaid distributions to, but not including, the redemption date) of the shares of Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company.
(i)    The Company shall also comply with any applicable requirements of the NYSE or any other securities exchange on which the Series A Preferred Stock may be listed at the time of any redemption.
(j)     If, prior to a Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem all or any portion of the Series A Preferred Stock (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holder will not be able to convert the shares of Series A Preferred Stock designated for redemption pursuant to the conversion right described below in Section 8;
(k)    Except as otherwise expressly provided in Section 6 below, the provisions of Sections 5(c) through 5(j) shall also apply with respect to any Special Optional Redemption Right.
6.     Special Optional Redemption by the Company.
(a)    In connection with a Change of Control (as defined below), the Company may, at its option, upon not fewer than 30 nor more than 60 days’ written notice, redeem shares of the Series A Preferred Stock, in whole or in part, no later than 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid distributions thereon to, but not including, the redemption date (except as provided in Section 5(f) above), without interest (the “Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to a holder to whom notice was defective or not given.
(b)    A “Change of Control” means that the following events shall have occurred and are continuing: (i) the acquisition by any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of Shares entitling that person to exercise more than 50% of the total voting power of all Shares entitled to vote generally in the election of the Company’s directors (except that such person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the passage of time or occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i) above, neither the Company nor the acquiring or surviving entity has a class of common securities (or

American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.
7.     Voting Rights. Notwithstanding anything to the contrary contained in the Charter or the MGCL, except as set forth below in this Section 7, the holders of the Series A Preferred Stock shall not be entitled to vote at any meeting of the stockholders for election of directors or for any other purpose or otherwise to participate in any action taken by the Company or the stockholders thereof, or to receive notice of any meeting of stockholders (except for such notices as may be expressly required by law).
(a)    If, at any time, full cumulative distributions on the Series A Preferred Stock shall not have been paid for six or more quarterly periods (a “Preferred Distribution Default”), whether or not the quarterly periods are consecutive, the holders of Series A Preferred Stock (voting together as a single class with the holders of all other classes or series of Preferred Stock of the Company ranking on parity with the Series A Preferred Stock as to rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and upon which like voting rights have been conferred and are exercisable (the “Voting Preferred Stock”)) will be entitled to elect two additional directors of the Company (each, a “Preferred Stock Director”). The election will take place at the next annual meeting of stockholders, or at a special meeting of the holders of Series A Preferred Stock (and the holders of all other classes or series of Voting Preferred Stock) called for that purpose, and such right to elect Preferred Stock Directors shall continue until all distributions accumulated on the Series A Preferred Stock and on any other class or series of Voting Preferred Stock have been paid in full for all past distribution periods and the accumulated distribution for the then current distribution period shall have been authorized, declared and paid in full or authorized, declared and a sum sufficient for the payment thereof irrevocably set apart for payment in trust. Upon the election of the Preferred Stock Directors, the number of directors then constituting the Board of Directors will automatically increase by two, if not already increased by two by reason of the election of Preferred Stock Directors by the holders of any class or series of Voting Preferred Stock. For the avoidance of doubt, and by means of example, in the event distributions on the Series A Preferred Stock shall be in arrears for six or more quarterly periods, the holders of the Series A Preferred Stock and the holders of all other classes and series of Voting Preferred Stock shall be entitled to vote for the election of two additional directors in the aggregate, not two times the number of the sum of the Series A Preferred Stock and each class or series of Voting Preferred Stock.
(i)    If all distributions accumulated on the Series A Preferred Stock and on any other class or series of Voting Preferred Stock for all past distribution periods have been paid in full, or the Company has authorized, declared and a sum sufficient for the payment thereof has been irrevocably set apart for payment in trust, and the Company has authorized, declared and a sum sufficient for the payment thereof has been set apart for the then-current distribution period, the right of the holders of Series A Preferred Stock (and the holders of all other classes or series of Voting Preferred Stock) to elect such two Preferred Stock Directors shall cease, and the term of office of such Preferred Stock Directors previously so elected shall automatically terminate and the authorized number of directors of the Company will thereupon automatically return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the reinstatement and divestment of the right to elect two additional Preferred Stock Directors in the case of any such future Preferred Distribution Default.

(ii)    If at any time when the voting rights conferred upon the Series A Preferred Stock pursuant to this Section 7(a) are exercisable any vacancy in the office of a Preferred Stock Director elected pursuant to this Section 7(a) shall occur, then such vacancy may be filled only by action of the other Preferred Stock Director who remains in office or by a vote of the holders of the outstanding Series A Preferred Stock when they have the voting rights described above (voting together as a single class with all other classes or series of Voting Preferred Stock), by plurality vote.
(iii)    Any director elected or appointed pursuant to this Section 7(a) may be removed with or without cause only by the holders of the outstanding Series A Preferred Stock and any class or series of Voting Preferred Stock when they have the voting rights described above (voting together as a single class), by the affirmative vote of a majority of the votes entitled to be cast generally in the election of Preferred Stock Directors, and may not be removed by the holders of the Common Stock.
(iv)    Each Preferred Stock Director will be elected by a plurality of the votes cast in the election of Preferred Stock Directors, to hold office for a one-year term, and will be entitled to cast one vote on any matter before the Board of Directors. The term of any Preferred Stock Director elected or appointed pursuant to this Section 7(a) shall be from the date of such election or appointment and their qualification until the next annual meeting of the stockholders and until their successors are duly elected and qualify, except as otherwise provided above in this Section 7(a).
(v)    At any time that the voting rights conferred upon the Preferred Stock pursuant to this Section 7(a) are exercisable, and notwithstanding anything to the contrary in the Bylaws of the Company, the Secretary of the Company shall call a special meeting of the holders of Series A Preferred Stock and any classes or series of Voting Preferred Stock for the purpose of electing or removing one or more Preferred Stock Directors promptly upon the receipt by the Company of a request therefor, in writing or by electronic transmission, by holders of shares of Series A Preferred Stock and any classes or series of Voting Preferred Stock entitled to cast at least 10% of the votes entitled to be cast generally in the election of Preferred Stock Directors.
(b)     So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least two-thirds of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (the holders of Series A Preferred Stock voting separately as a class):
(i)    amend, alter, supplement or repeal any of the provisions of the Charter (including these Articles Supplementary) or the Company’s bylaws, whether by merger, consolidation, transfer or conveyance of all or substantially all of the Company’s assets or otherwise, in a manner that materially and adversely affects any power, right, privilege or preference of the Series A Preferred Stock or the holders of the Series A Preferred Stock; provided, however, that any issuance of or increase in the number of shares of Series A Preferred Stock or the amendment of, or supplement to, the provisions of the Charter so as to authorize, create, increase or decrease the authorized amount of any shares ranking on a parity with or junior to the Series A Preferred Stock with respect to the payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up, or the issuance of any such shares, shall not be deemed to materially adversely affect the powers, rights, privileges or preferences of the Series A Preferred Stock.
(ii)    effect a statutory share exchange, a consolidation with or merger of the Company into another entity, a consolidation with or merger of another entity into the Company, a sale of all or substantially all of the assets of the Company outside the ordinary course of the Company’s business, a reclassification or recapitalization of the Company’s outstanding stock or other business combination unless in each such case each share of Series A Preferred Stock (A) shall remain outstanding without a material and adverse change to its terms and rights or (B) shall be converted into or exchanged for preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption identical to that of the Series A Preferred Stock (except for changes that do not materially and adversely affect the holders of the Series A Preferred Stock); or
(iii)    authorize, reclassify or create, or increase the authorized or issued amount of, or issue, any class or series of Shares of the Company ranking senior to the Series A Preferred Stock in respect of rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or any security convertible into or evidencing the right to purchase any class or series of such Shares.
(c)    The voting provisions set forth in clauses (a) and (b) above will not apply if, at or prior to the time when the act with respect to which a vote would otherwise be required shall be effected, (i) all outstanding shares of Series A Preferred Stock shall have been redeemed or repurchased by the Company or converted or (ii) all outstanding shares of Series A Preferred Stock shall have been called for redemption and sufficient funds shall have been irrevocably deposited in trust to effect the redemption.
(d)     On each matter submitted to a vote of the holders of Series A Preferred Stock or on which the holders of Series A Preferred Stock are otherwise entitled to vote as provided herein, each share of Series A Preferred Stock shall entitle the holder thereof to cast one vote, except that when Shares of any other class or series of Preferred Stock have the right to vote together with the Series A Preferred Stock as a single class on any matter, the holders of Series A Preferred Stock and the Shares of each such other class or series will have one vote for each $25.00 of liquidation preference.
(e)    Except as expressly set forth in these Articles Supplementary, holders of the Series A Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of the Series A Preferred Stock shall not be required for, the taking of any corporate action or any action that may otherwise require the vote of the Company’s stockholders under the Charter or the MGCL, regardless of the effect that such corporate action may have upon the Series A Preferred Stock.
(f)    As to any voting right set forth above, the holders of Series A Preferred Stock shall have exclusive voting rights on any proposed amendment to the Charter that would alter only the contract rights of the Series A Preferred Stock.

8.     Conversion. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Company, except as provided in Article VII of the Charter and in this Section 8.
(a)    Upon the occurrence of a Change of Control, each holder of shares of Series A Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem the Series A Preferred Stock pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the shares of Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series A Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (i) the quotient obtained by dividing (A) the sum of (x) the $25.00 liquidation preference per share of Series A Preferred Stock plus (y) the amount of any accumulated and unpaid distributions thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case no additional amount for such accumulated and unpaid distribution shall be included in such sum) by (B) the Common Stock Price (as defined below) and (ii) 1.1925 (the “Share Cap”), subject to the immediately succeeding paragraph.
The Share Cap shall be subject to pro rata adjustments for any stock splits (including those effected pursuant to a distribution of Common Stock), subdivision or combination (in each case, a “Share Split”) with respect to the Common Stock as follows: the adjusted Share Cap as a result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after, and solely as a result of, such Share Split, and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 4,114,125 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable) assuming that all 3,450,000 shares of Series A Preferred Stock classified and designated pursuant to these Articles Supplementary are then issued and outstanding (the “Exchange Cap”), which Exchange Cap shall be reduced proportionally to the extent that a fewer number of shares of Series A Preferred Stock is outstanding from time to time. The Exchange Cap shall also be subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap and is also subject to a corresponding adjustment if the number of authorized shares of Series A Preferred Stock is increased after the date hereof and such additional shares are thereafter issued by the Company.
In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series A Preferred Stock shall receive, upon conversion of such shares of Series A Preferred Stock, the kind and amount of Alternative Form Consideration which such holder of Series A Preferred Stock would have owned or been entitled to receive upon the Change of Control had such holder of Series A Preferred Stock held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration;” and the Common Stock Conversion Consideration or the Alternative Conversion

Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).
In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series A Preferred Stock shall receive shall be the form of consideration elected by the holders of a plurality of the shares of Common Stock who participate in the determination and shall be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.
The “Change of Control Conversion Date” means the date on which the shares of Series A Preferred Stock are to be converted and shall be a Business Day selected by the Company set forth in the notice of Change of Control provided in accordance with Section 8(c) below that is no fewer than 20 days nor more than 35 days after the date on which the Company provides the notice of occurrence of a Change of Control to the holders of Series A Preferred Stock.
The “Common Stock Price” shall be (i) the amount of cash consideration per share of Common Stock, if the consideration to be received in the Change of Control by holders of Common Stock is solely cash, and (ii) the average of the closing prices per share of Common Stock on the NYSE, the NYSE MKT or the NASDAQ (or any successor thereto) for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash.
(b)     The Company shall not issue fractional shares of Common Stock upon the conversion of the Series A Preferred Stock. In lieu of fractional shares, the Company shall pay the cash value (computed to the nearest cent) of such fractional shares based on the Common Stock Price.
(c)     No later than 15 days following the occurrence of a Change of Control (unless the Company has provided notice of its intention to redeem all of the outstanding shares of Series A Preferred Stock pursuant to the Redemption Right or Special Optional Redemption Right), the Company shall provide to the record holders of the shares of Series A Preferred Stock a notice of the occurrence of the Change of Control that describes the resulting Change of Control Conversion Right at their addresses as they appear on the Company’s stock transfer records. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any share of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date, which shall be a Business Day that is no fewer than 20 days nor more than 35 days after the date of such notice; (vi) that if, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem all or any portion of the Series A Preferred Stock (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holder will not be able to convert shares of Series A Preferred Stock designated for redemption and such shares of Series A Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series

A Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right.
(d)    The Company shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Company’s website, in any event prior to the opening of business on the first Business Day following any date on which the Company provides notice pursuant to Section 8(c) above to the holders of Series A Preferred Stock.
(e)    In order to exercise the Change of Control Conversion Right, a holder of shares of Series A Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, any certificates evidencing the shares of Series A Preferred Stock, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Transfer Agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series A Preferred Stock to be converted; and (iii) that the shares of Series A Preferred Stock are to be converted pursuant to the applicable provisions of these Articles Supplementary. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, such notice shall comply with applicable procedures of DTC.
(f)    Holders of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Transfer Agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series A Preferred Stock; (ii) if certificated shares of Series A Preferred Stock have been issued, the certificate numbers of the shares of withdrawn Series A Preferred Stock; and (iii) the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the conversion notice and/or the notice of withdrawal shall comply with applicable procedures of DTC.
(g)    Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem such shares of Series A Preferred Stock, whether pursuant to the Redemption Right or the Special Optional Redemption Right. If the Company elects to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series A Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accumulated and unpaid distributions thereon to, but not including, the redemption date.
(h)    The Company shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(i)    The Company shall at all times reserve and keep available out of the authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, that number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the Series A Preferred Stock then outstanding.
(j)    In connection with the exercise of any Change of Control Conversion Right, the Company shall comply with all federal and state securities laws and securities exchange rules in connection with any conversion of Series A Preferred Stock into Common Stock.
(k)    Notwithstanding anything to the contrary contained herein, no holder of shares of Series A Preferred Stock shall be entitled to convert such shares of Series A Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause such holder (or any other person) to exceed the Ownership Limit or any other ownership limitations set forth in Article VII of the Charter.
(l)    If a Change of Control Conversion Date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date for a distribution on the Series A Preferred Stock that has been duly authorized and declared (i) the Common Stock Conversion Consideration shall not include any amount attributable to such authorized and declared distribution and (ii) each holder of record of shares of Series A Preferred Stock converted on such Change of Control Conversion Date shall be entitled to the distribution payable on such shares of Series A Preferred Stock on the corresponding Distribution Payment Date notwithstanding the conversion of those shares before that Distribution Payment Date.
9.    Status of Redeemed, Reacquired and Converted Series A Preferred Stock. In the event any shares of Series A Preferred Stock shall be redeemed pursuant to Sections 5 or 6 hereof, repurchased pursuant to Section 5(c) hereof, converted pursuant to Section 8 hereof, or otherwise reacquired by the Company, the Shares so redeemed, repurchased, converted or reacquired shall become authorized but unissued shares of Preferred Stock without further designation as to class or series, available for future classification or reclassification by the Board of Directors and issuance by the Company.
10.    Restrictions on Ownership. The Series A Preferred Stock shall be subject to the Ownership Limit and other provisions contained in Article VII of the Charter. To the extent any shares of Series A Preferred Stock are certificated, they shall include such legends as shall be determined to be appropriate by the Board of Directors.
11.    Severability. If any of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock which can be given effect without the invalid, unlawful or unenforceable preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock shall remain in full force and effect and shall not be deemed dependent upon any invalid, unlawful or unenforceable preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock.
12.     No Preemptive Rights. No holder of Series A Preferred Stock shall, as such a holder, be entitled to any preemptive rights to subscribe for or acquire any shares of stock of the Company (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of stock of the Company.
13.     Notices to Holders. Unless otherwise provided herein or required by law, notices to holders of Series A Preferred Stock provided for in these Articles Supplementary shall be mailed to such holders by first class mail, postage pre-paid, at the respective addresses as the same shall appear on the stock transfer records of the Company or the Transfer Agent. Unless otherwise provided herein or required by law, requirements set forth in these Articles Supplementary for public announcements or publications by the Company may be satisfied if the subject matter thereof is contained in (a) a document filed by the Company with, or furnished by the Company to, the Securities and Exchange Commission and such filing is available to be viewed by the public on the Securities and Exchange Commission’s EDGAR system (or any successor system thereto) or (b) a press release submitted by the Company for publication to Dow Jones & Company, Inc., Business Wire. PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public).
14.     Certain Definitions. As used in this ARTICLE SECOND, the following terms shall have the following respective meanings:
“Alternative Conversion Consideration” has the meaning set forth in Section 8(a).
“Alternative Form Consideration” has the meaning set forth in Section 8(a).
“Beneficially Own” has the meaning set forth in Article VII of the Charter.
“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.
“Change of Control” has the meaning set forth in Section 6(b).
“Change of Control Conversion Date” has the meaning set forth in Section 8(a).
“Change of Control Conversion Right” has the meaning set forth in Section 8(a).
“Common Stock Price” has the meaning set forth in Section 8(a).
“Common Stock Conversion Consideration” has the meaning set forth in Section 8(a).
“Common Stock” means the common stock of the Company, $0.01 par value per share.
“Conversion Consideration” has the meaning set forth in Section 8(a).
“Distribution Payment Date” has the meaning set forth in Section 3(a).

“Distribution Rate” has the meaning set forth in Section 3(a).
“Distribution Record Date” has the meaning set forth in Section 3(a).
“DTC” means The Depository Trust Company or a successor thereto or other similar depositary holding Series A Preferred Stock in global form.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Cap” has the meaning set forth in Section 8(a).
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“NASDAQ” means the NASDAQ Stock Market LLC or any successor thereto
“NYSE” means the New York Stock Exchange or any successor thereto.
“NYSE MKT” means the NYSE MKT formerly known as the NYSE Amex Equities or any successor thereto.
“Original Issue Date” has the meaning set forth in Section 3(a).
“Ownership Limit” has the meaning set forth in Article VII of the Charter.
“Preferred Distribution Default” has the meaning set forth in Section 7(a).
“Preferred Stock” means the preferred stock of the Company, $0.01 par value per share.
“Preferred Stock Director” has the meaning set forth in Section 7(a).
“REIT” means a real estate investment trust as defined in the Internal Revenue Code.
“Series A Preferred Stock” has the meaning set forth in Section 1.
“Share Cap” has the meaning set forth in Section 8(a).
“Shares” means any shares of capital stock or other equity security of the Company.
“Share Split” has the meaning set forth in Section 8(a).
“Special Optional Redemption Right” has the meaning set forth in Section 6(a).
“Transfer Agent” means, initially, Computershare Trust Company, N.A., as transfer agent for the Series A Preferred Stock or, with respect to all or any particular function of the Transfer Agent in these Articles Supplementary, such other conversion, paying or other agent which the Company shall have designated by notice given to the holders of Series A Preferred Stock, specifying the name and address of such agent. The Company may, in its sole discretion, remove any Transfer Agent with 10 days’ prior notice to the Transfer Agent; provided, that the Company shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness or such removal.
“Voting Preferred Stock” has the meaning set forth in Section 7(a).

15.     Form. The Series A Preferred Stock will be issued and maintained initially in book-entry form registered in the name of the nominee of DTC; provided, however, that any holder of Series A Preferred Stock shall have the right to request a certificate therefor and upon such request made in writing to the Transfer Agent, the Company shall cause to be issued a duly executed certificate for such Series A Preferred Stock registered in the name in which the Series A Preferred Stock were held in book-entry form or such other name(s) as specified by the holder in writing.
16.     Information Rights. During any period in which the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Company shall (i) transmit by mail to all holders of Series A Preferred Stock, as their names and addresses appear in the Company’s record books and without cost to such holders, copies of the annual reports and quarterly reports that the Company would  have been required to file with the Securities and Exchange Commission pursuant to the reporting requirements of Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections (other than any exhibits that would have been required) as a “large accelerated filer” within the meaning of the Exchange Act as in effect on the Original Issue Date, and (ii) promptly upon written request, supply copies of such reports to any prospective holder of Series A Preferred Stock. The Company will mail the reports to the holders of Series A Preferred Stock within 15 days after the respective dates by which the Company would have been required to file the reports with the Securities and Exchange Commission if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act as a “large accelerated filer” within the meaning of the Exchange Act as in effect on the Original Issue Date.
THIRD: The Series A Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.
FOURTH: These Articles Supplementary have been approved by the Board of Directors or an authorized committee thereof in the manner and by the vote required by law.

[signatures begin on next page]

IN WITNESS WHEREOF, Sun Communities, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary on this 9th day of November, 2012; and its President acknowledges that these Articles Supplementary are the act of Sun Communities, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.
ATTEST:                        SUN COMMUNITIES, INC.

/s/ Karen J. Dearing                    /s/ Gary A. Shiffman
Karen J. Dearing, Secretary                Gary A. Shiffman, President

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